UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2015

COFFEE HOLDING CO., INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32491	11-2238111
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3475 Victory Boulevard, Staten Island, New York	10314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 832-0800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Loan Modification Agreement

On March 10, 2015, Coffee Holding Co., Inc. (the “Company”) entered into a loan modification agreement (the “Modification Agreement”) with Sterling National Bank (“Sterling”) which modified the terms of the financing agreement with Sterling previously entered into on February 17, 2009 (the “Financing Agreement”). Prior to the Modification Agreement, the Financing Agreement, as amended, provided for a credit facility in which the Company had a revolving line of credit for a maximum of $7,000,000 (the “Loan Facility”). The Financing Agreement was set to expire on March 31, 2015. Pursuant to the Modification Agreement, the Financing Agreement was modified to, among other things, (i) extend the term of the Financing Agreement until February 28, 2017; (ii) increase the maximum amount of the Loan Facility from $7,000,000 to $9,000,000; (iii) reduce the interest rate on the average unpaid balance of the line of credit from an interest rate equal to a per annum reference rate of 3.75% to an interest rate per annum equal to the Wall Street Journal Prime Rate (currently 3.25%); and (iv) require the Company to pay, upon the occurrence of certain termination events, a prepayment premium of .50% of the maximum amount of the Loan Facility in effect as of the date of the termination event.

Other than as modified above, the Financing Agreement remains in full force and effect. Pursuant to the terms of the Financing Agreement, as modified, the Company is able to draw on the Loan Facility at an amount up to 85% of eligible accounts receivable and 25% of eligible inventory consisting of green coffee beans and finished coffee not to exceed $1,000,000.  The Loan Facility is payable monthly in arrears on the average unpaid balance of the line of credit at the interest rate specified above. The Loan Facility is secured by all tangible and intangible assets of the Company.

The Loan Facility contains covenants that place annual restrictions on the Company’s operations, including covenants relating to debt restrictions, capital expenditures, minimum deposit restrictions, tangible net worth, net profit, leverage, employee loan restrictions, distribution restrictions (common stock and preferred stock), dividend restrictions, and restrictions on intercompany transactions. The Loan Facility also requires that the Company maintain a minimum working capital at all times.

A copy of the Modification Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

New Loan and Security Agreement

On March 10, 2015, the Company as guarantor, and the Company’s subsidiary, Organic Products Trading Company LLC (the “Borrower”), as borrower, entered into a new loan facility agreement with Sterling pursuant to a Loan and Security Agreement (the “Loan Agreement”). In connection with the Loan Agreement, the Company entered into a Security Agreement (the “Security Agreement”) with Sterling. In addition, the Company provided Sterling with a Guarantee (the “Guarantee”) of the Borrower’s obligations under the Loan Agreement.

The new loan facility is a revolving line of credit for a maximum of $3,000,000 (the “New Loan Facility”). The New Loan Facility terminates on February 28, 2017. Pursuant to the terms of the Loan Agreement, the Borrower is able to draw on the New Loan Facility at an amount up to 85% of eligible accounts receivable, not to exceed 25% of all accounts of the Borrower.  The New Loan Facility is payable monthly in arrears on the average unpaid balance of the line of credit at an interest rate per annum equal to the Wall Street Journal Prime Rate  (currently 3.25%). Upon the occurrence of certain termination events, the Borrower is required to pay a prepayment premium of .50% of the maximum amount of the New Loan Facility in effect as of the date of the termination event. The New Loan Facility is secured by all tangible and intangible assets of the Company.

The New Loan Facility contains covenants that place annual restrictions on the Company’s operations, including covenants relating to debt restrictions, capital expenditures, minimum deposit restrictions, tangible net worth, net profit, leverage, employee loan restrictions, distribution restrictions (common stock and preferred stock), dividend restrictions, and restrictions on intercompany transactions. The New Loan Facility also requires that the Company maintain a minimum working capital at all times.

The Loan Agreement, the Security Agreement and the Guarantee are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) The following exhibits are furnished with this report:

Exhibit No.	Description

10.1	Modification Agreement, dated March 10, 2015, by and between the Company and Sterling.
10.2	Loan Agreement, dated March 10, 2015, by and among the Company, the Borrower and Sterling.
10.3	Security Agreement, dated March 10, 2015, by and between the Company and Sterling.
10.4	Guarantee, dated March 10, 2015, by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COFFEE HOLDING CO., INC.

Dated: March 31, 2015	By:	/s/ Andrew Gordon
Name: Andrew Gordon
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Modification Agreement, dated March 10, 2015, by and between the Company and Sterling.
10.2	Loan Agreement, dated March 10, 2015, by and among the Company, the Borrower and Sterling.
10.3	Security Agreement, dated March 10, 2015, by and between the Company and Sterling.
10.4	Guarantee, dated March 10, 2015, by the Company.